1. Name and Address of Reporting Person
   SCHNEIDER, STEVEN J.
   3308 N. Mitthoeffer Road
   Indianapolis, IN 46235
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Finish Line, Inc. (FINL)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Day/Year
   04/07/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Class A Common Stock            04/07/2003            S         -9800       D   $16.0000                  D
Class A Common Stock            04/07/2003            M         9800        A   $4.0000                   D
Class A Common Stock            04/07/2003            M         200         A   $4.0000                   D
Class A Common Stock            04/07/2003            S         -200        D   $16.0400   5110           D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $1                                                        02/07/2012 Class A                     9000    D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $4       04/07/2         M               9800  03/02/1995 03/02/2004 Class A 9800     $4.0000            D
Options              003                                                         Common
(Right to                                                                        Stock
buy)
Stock       $4       04/07/2         M               200   03/02/1995 03/02/2004 Class A 200      $4.0000    0       D
Options              003                                                         Common
(Right to                                                                        Stock
buy)
Stock       $4.3125                                                   02/21/2006 Class A                     10000   D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $5.3125                                                   01/20/2010 Class A                     18000   D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $7.99                                                     04/26/2011 Class A                     17500   D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $9.47                                                     01/21/2009 Class A                     10000   D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $11.3                                                     02/04/2013 Class A                     17500   D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $14.125                                                   02/04/2008 Class A                     8500    D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $16.31                                                    02/07/2012 Class A                     15000   D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $21.5                                                     03/04/2007 Class A                     8500    D
Options                                                                          Common
(Right to                                                                        Stock
buy)

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Gary Cohen

DATE
04/09/2003